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                                                                   EX-99.(h)(2)

                                  Schedule I

                          PLACEMENT AGENCY AGREEMENT
                           Wells Fargo Master Trust

Master Trust Portfolios
1. C&B Large Cap Value Portfolio
2. Disciplined Growth Portfolio
3. Diversified Fixed Income Portfolio
4. Diversified Stock Portfolio
5. Emerging Growth Portfolio/1/
6. Equity Income Portfolio
7. Equity Value Portfolio
8. Index Portfolio
9. Inflation-Protected Bond Portfolio
10.International Core Portfolio
11.International Index Portfolio
12.International Growth Portfolio
13.International Value Portfolio
14.Large Cap Appreciation Portfolio
15.Large Company Growth Portfolio
16.Managed Fixed Income Portfolio
17.Money Market Portfolio
18.Small Cap Index Portfolio
19.Small Company Growth Portfolio
20.Small Company Value Portfolio
21.Stable Income Portfolio
22.Strategic Small Cap Value Portfolio
23.Total Return Bond Portfolio

Most recent annual approval by the Board of Trustees: March 31, 2006
Schedule I amended: November 8, 2006

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/1/ On November 8, 2006 the Board of Trustees approved the establishment of the
    Emerging Growth Portfolio, which is expected to commence operations on or about January 31, 2007.